[LOGO OF UNITED NATIONAL]



                             United National Bancorp
                     Receives Approval For Vista Acquisition


Bridgewater, NJ-July 22, 2002-United National Bancorp (Nasdaq: UNBJ), parent company of UnitedTrust Bank announced today that it has received all necessary approvals for its previously announced agreement to acquire Vista Bancorp Inc., a $712 million asset holding company, whose principal subsidiary is Vista Bank, N.A. The transaction is expected to be completed in August.

United National Bancorp, headquartered in Bridgewater, New Jersey is the $2.1 billion asset holding company for UnitedTrust Bank, a state chartered FDIC-insured commercial bank operating 36 community banking offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey. The Bank provides retail banking, alternative financial products, insurance services, business banking services, commercial lending, construction and commercial real estate lending, consumer and mortgage lending and trust and investment services. Visit United National Bancorp and UnitedTrust Bank on the World Wide Web at www.unitedtrust.com.


Contact: media, Donald E. Reinhard, 908-429-2370 or investors, Alfred J. Soles, 908-429-2406, both of United National Bancorp.

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